Exhibit 10.2

Golf Galaxy, Inc.
Incentive Awards to Executive Officers
Fiscal 2007 Performance Goals

The Compensation Committee of the Board of Directors of Golf Galaxy, Inc. has established that the performance goal for the fiscal 2007 period is earnings before interest, taxes, depreciation and amortization (“EBITDA”).